EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

PREFACE

AGREEMENT as of this 20th day of November, 2014, among each of the following (each a “Party” and collectively, the “Parties”): Castle Holding Corp., a Nevada corporation (the “Company”), Michael J. Studer (“MJS”), Kathleen E. Studer Pastore (“KEP”), Kristin A. Godsey (“KAG”), and Castle Holding Corp. Deferred Compensation Plan for the Benefit of George E. Hebert (CHCGRH”) collectively (the “Sellers”) and John Cappello (“JC”) and Cappello’s Inc. (“CI”) (collectively, the “Purchasers”) or their nominees.

RECITALS:

A. The Company is a holding company with no current active business other than managing a portfolio for its Preferred Shareholders.

B. As of the present date, there are 37,629,510 shares of issued common stock and 37,073,010 outstanding common stock of the Company as of December 31, 2013, of which Sellers own collectively 33,644,119 \ shares, making them the substantial majority holder of the Company. There are also 699,250 Class A Convertible preferred shares issued and outstanding. There currently exists a Letter of Intent (the “LOI”) dated June 6, 2014. Per the LOI the Sellers agree to sell 20,000,000 shares of common stock to the Purchasers for $200,000.00 and titled as to be directed by the Purchaser at the time of closing. The Purchaser on January 1, 2015 will also cause its License Agreement to be assigned to the Company for the issuance of 2,000,000 shares to be issued as directed by the Purchaser at the time of closing. The Purchaser will transfer to the Company 2,000,000 shares of Emergent Health Corp. to the Company for 2,000,000 shares of the Company common stock to be issued at the closing at the time of closing and titled as directed by the Purchaser. The Purchaser shall also be issued 3,000,000 shares, to be titled as directed by the Purchaser, at a price of $0.15 per share or $45,000.00 to be deposited in new Company account. The Sellers have the right to spin out one (1) subsidiary namely; Castle Advisors, Inc.to the Company shareholders, excluding Purchasers, at Sellers expense within one year after the closing. Be it known the Company has four other 100% owned inactive subsidiaries, Beverage King, LGP, Church Street Securities Corp., Wall Street Indians Ltd., and The Unlisted Stock Market Corporation, for which no current plans exist.

C. The Company is in need of infusion of a complete management team and additional capital to provide it the ability to substantially expand and execute a new business model.

D. The Purchasers are willing to make a substantial investment of time, effort and capital infusion in the common stock of the Company and to provide their good faith efforts to make the Company successful, all contingent upon the consummation of the transactions contemplated by this Agreement.

E. Post-closing the total Capitalization of the Company will be 44,073,010 shares of Common Stock outstanding.

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NOW THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals and Definitions. The recitals set forth above are incorporated by reference herein and made a part hereof as if fully rewritten.

2. Certain Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2013.

“Closing Date” means the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine.

“Company Assets” means all of the properties and assets of the Company, whether personal, real or mixed, tangible or intangible, wherever located, including, but not limited to, all customer lists of the Company and all electronic records of the Company.

“Company Debt” means, with respect to the Company, obligations for borrowed money.

“Company Intellectual Property” means all Intellectual Property that is currently owned, licensed to and/or used by the Company in the Business as presently conducted and which shall not include any Intellectual Property relating to the Business.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or equity interests (as the case may be), as trustee or executor, by contract or credit arrangement or otherwise.

“Direct Claim” means a Claim against a Party by one or both of the other Parties.

“Disclosure Schedule” means the schedules executed and delivered by Warrantors to Purchasers which set forth the exceptions to the representations and warranties contained in Section 10 below.

“Encumbrance” means any lien, encroachment, easement, encumbrance, mortgage, restriction or other conflicting ownership or security interest.

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 “Financial Statements” means the unaudited balance sheet of the Company as September 30, 2013 and the unaudited consolidated statement of income, for the period ended September 30, 2013.

“GAAP” means generally accepted accounting principles under United States standards.

“Intellectual Property” means (i) all names, brands, logos and slogans embodying business or product goodwill or indications of origin, and all trademarks, corporate names, trade names, service marks, trade dress, domain names and universal resource locators, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith, and all of the goodwill associated therewith; (ii) all patents, patent applications, patent disclosures, inventions (whether patentable or un-patentable and whether or not reduced to practice) and all improvements thereof; (iii) all websites, copyrights, and copyrightable works both published and unpublished, including all registrations, applications and renewals in connection therewith; (iv) all computer and electronic data processing programs and software programs (in both source code and object code form), data, databases and related documentation; (v) all inventions, improvements, developments, modifications, derivative works, know-how, trade secrets, and confidential information (including research and development, know-how formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) all licenses, sublicenses, permissions and other agreements relating to any of the foregoing; and (vii) all other intellectual property rights (in whatever form or medium) relating to any of the foregoing (including remedies and recoveries against infringement hereof and rights of protection of interest therein under the laws of all jurisdictions).

“Knowledge” as it relates to a Party means the actual knowledge of any of the executive officers and senior management of that party.

“Leased Assets” collectively refers to the machinery, equipment and other personal property the Company leases to carry on its operations.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that is materially adverse to the financial condition, business, results of operations, assets or liabilities of the Company, taken as a whole, or to the ability of each Warrantor to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Change shall not include (i) any change resulting from general economic conditions or conditions applying generally to the industries in which the Company operates, (ii) any change resulting from changes in the United States financial markets generally or (iii) any changes resulting from the announcement or pendency of the transactions contemplated hereby other than a material loss of customers and/or suppliers of the Company as a result therefor.

“Permitted Encumbrances” means (i) liens for current Taxes or special assessments not yet due or any Taxes being contested in good faith by appropriate proceedings or (ii) liens, easements, rights of way, encroachments, restrictions or similar conditions affecting or burdening the Company’s assets which individually or in the aggregate do not detract materially from the use or value of the assets of the Company,

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“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, State or local, necessary for the conduct of, or relating to the operation of, the Business.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“Purchasers” means as described in preface.

“Seller” means as described in preface.

 “Tax” or “Taxes” means any State, local, foreign or other tax and such term shall include any interest, penalties or additions to Tax attributable thereto.

“Third-Party Claim” means a claim against a Party by a third-party.

“Warrantors” shall mean Sellers.

3. Corporate Actions.

(a) On the Closing Date, the Company, and the Seller shall cause the Company to: (i) authorize all the transactions contemplated herein, and (ii) amend and restate the Bylaws of the Company to specifically permit a secured loan to the Company not to exceed $100,000.00 from the funds held for the benefit of the Class A preferred shareholders. The loan would bear interest at 10% payable quarterly, would be due in one year, and would be secured by up to 800,000 shares of Emergent Corp. common stock.

4. Purchase of Common Stock of Company.

(a) Seller agrees that upon the acceptance by Seller on the Closing Date of the purchase price consideration for the shares of Common Stock to be sold to the Purchasers, that there shall be no monies owing by the Company to any of the Sellers or any of their respective Affiliates for any obligations accrued to the Company or employment compensation owing to Sellers.

(b) The Company agrees that effective upon the Closing Date, it shall commit for a period of at least two years to: (i) maintain the current Directors in non-chairman capacity performing their past duties. (ii) offer the ongoing portfolio management of the funds held for the benefit of the Class A preferred shareholders for two years to George R. Hebert “GH”. Such management shall be monitored by an appointed Executive Committee of three Directors.

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(c) Each of the Purchaser agree that: (i) they may without the prior consent of the Company sell their shares of capital stock : (A) but NOT for a period of 12 months following the Closing, but may transfer or gift to a trust, estate planned entity, family or friends and (B) thereafter shall not sell more than 20% of their respective holdings per 3 month period thereafter through the third anniversary of the Closing unless to an institutional investor or a similar entity or organization; and (ii) should the Company engage in a financing that requires as a condition to such financing that any of the Purchasers or Sellers lock up for sale any of their shares of capital stock (the “Lock-up”), then each of the Purchasers and Sellers agree to lock up their remaining shares of capital stock of the Company for the same period of time as is required of the Lock-up, and to execute the same documentation as is required by any of the Purchasers with respect to the Lock-up, provided that the percentage of shares to be locked up and the leak out, if any permitted under the Lock-up shall be no less favorable than that applicable to any of the Purchasers subject to the Lock-up. As part of the financing each may agree to sell certain of their shares through the financer/brokerage. Notwithstanding the foregoing, the above restrictions will not prohibit the transfer of shares by the foregoing persons or entities to persons with whom they have a preexisting relationship, provided the transferee as a condition to such transfer agrees to enter into similar transfer restrictions with the Company with respect to such shares, consistent with the transfer restrictions set forth in this Section 4(c), as determined by the Company. The lock-up shall exclude approximately 800,000 shares purchased by GH and MTS affiliates in the open market.

(d) Purchasers and Sellers agree the Company will not compensate the Directors aforementioned (b) until the Company is cash flow positive.

5. Key Agreements on Closing Date. Effective on the Closing Date the Company, immediately prior to the closing of the purchase of shares by each of the (Purchasers from the Sellers, the parties, as their respective interests shall appear, shall enter into the following agreements:

(a) The assignment to the Company of the License Agreement in the form attached hereto as Exhibit A; and

(b) A letter hereto attached as Exhibit B from the Purchaser to the Company evidencing it will perform the assignment of the License Agreement on January 1, 2015 so that it may cover its 2014 expenses and end its fiscal year December 31, 2014.

(c) An executed copy of a Majority Shareholder and Director Approval of this transaction as shown in Exhibit C.

6. Warrantors’ Deliveries for Closing Warrantors’ Deliveries. At Closing, Seller shall cause delivery to Purchasers all the following:

(a) Duly issued stock certificates transferring the Shares of Common stock to designees of the Purchaser.

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(b) Confirmation that the Company has taken the actions necessary to appoint a new board of directors to be comprised of members to be designated by Purchasers, to install the officers designated by Purchasers (and delivery of resignations, if any, as required).

(c) All books, records and Corporate Seal of the Company. Sellers may retain a copy of the books and records.

(d) In addition to the above deliveries, at and after Closing, Seller shall take all steps and actions as Purchasers may reasonably request (including execution of such additional documents and agreements and making of such additional deliveries) as may otherwise be necessary to deliver actual possession and control of the Shares to Purchasers and to carry out the other transactions contemplated by this Agreement.

7. Purchasers’ Deliveries. At Closing, Purchasers shall deliver to the Parties named in the documents below all the following:

(a) Wire of $200,000.00 to an escrow account to be mutually agreed upon by both the Purchaser and Seller. Or if settlement takes place in King of Prussia, PA as currently planned, payment directly by certified check to each of the Sellers as apportioned.

(b) In addition to the above deliveries, at and after Closing, Purchasers shall take all steps and actions as Sellers may reasonably request (including execution of such additional documents and agreements and making such additional deliveries) as may otherwise be necessary to carry out the transactions contemplated by this Agreement. Moreover, Seller will with a transition team open bank accounts, negotiate contracts with vendors, transition to new vendors and make the Company’s move to a new headquarters as seamless as possible.

8. Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at such time and place on the Closing Date as may be mutually agreed to by the Parties (the “Closing Date”), which date shall be no later than October 15, 2014, and shall be effective as of the close of business on the Closing Date. Should the Closing not occur for any reason, then there shall be no liability of any of the parties to the other parties due to the failure to consummate the transactions contemplated herein. At the current time such closing is planned to take place in King of Prussia, PA so that all of the provisions of this agreement can be completed or set into motion for completion/

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9. Representations and Warranties Relating to the Company. The Warrantors jointly and severally represent and warrant to Purchasers with respect to Company as set forth below. The Purchasers acknowledge and agrees that the Warrantors’ representations and warranties to Purchasers with respect to Company shall be separate and independent and shall not be limited by reference to any other of their representations and warranties in this Agreement except as set forth in the disclosure schedule delivered by the Warrantors attached hereto (the “Disclosure Schedule”):

(a) No Claims. Sellers confirm that, effective upon Closing, they no outstanding claims against the Company in relation to any matter and there are no monies or other obligations owing from the Company to such person or entity or any of that person’s Affiliates.

(b) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of their respective properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary except where the failure to be so qualified or licensed has not had, and would not be reasonably likely to have, a Material Adverse Effect.

(c) Capitalization.

(i) Provided to management is a current shareholder’s list of the Company, representing all of the Common Stock of the Company issued and outstanding. All of such capital stock on the Closing Date shall have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights. No ownership interests in the Company have been reserved for issuance upon exercise of options. There are no preemptive or conversion rights or options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, sell or redeem any equity interests in the Company, except for the rights to the issuance of Common Stock pursuant to the Class A Preferred stockholders.

(ii) The Company has no equity interest in any other entity save five inactive subsidiaries, four of which will be retained by the Company.

(d) Real Property The Company does not own or lease any real property or guarantee any lease of real property.

(e) Contracts and Commitments. The Company is not a party to any material contracts such as:

(i) any consignment, distributor, dealer, manufacturer’s representative, sales agency, advertising representative or advertising or public relations contract, agreement or commitment which is reasonably likely to involve the payment by the Company after the date of this Agreement of more than $5,000 during the current fiscal year;

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(ii) any contract, agreement or commitment (other than purchase orders) regarding the sale or other disposition of products or services by the Company, or for the purchase of raw materials, products or services by the Company, which is reasonably likely to involve the receipt or payment after the date of this Agreement of more than $10,000 during the current fiscal year;

(iii) any guarantee agreement for the benefit of any third-party;

(iv) any tax sharing agreements;

(v) any employment contracts, agreements (including noncompetition agreements and confidentiality agreements), arrangements and commitments applicable to any employees of the Company earning $5,000 per year or more (other than the contracts specifically attached as Exhibits to this Agreement);

(vi) any contract, agreement or commitment which provides for the incurrence by the Company of indebtedness for borrowed money or the placing of a lien on any of the Company’s assets;

(vii) any partnership or joint venture agreement.

(viii) any assignment, license or other agreement with respect to any form of intangible property including with respect to any invention or know-how used in or related to the Business (other than license agreements with respect to “off-the-shelf” software), which is reasonably likely to involve the payment after the date of this Agreement of more than $5,000 during the current or next succeeding fiscal year;

(ix) any contract between the Company and any of its Affiliates that will survive the Closing of this Agreement; or

(x) any other contract, agreement, commitment, understanding or instrument involving or reasonably likely to involve payment or receipt after the date of this Agreement of more than $5,000 in the aggregate in the current or next succeeding fiscal year.

(f) Permits. The Company has all Permits required to conduct the Business as now being conducted, other than such Permits the failure of which to have is not reasonably likely to have a Material Adverse Effect (the “Material Permits”). All Material Permits are valid and in full force and effect. There is not now pending or, to the Knowledge of the Warrantors, threatened, any action by or before any governmental or regulatory authority to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any Material Permit.

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(g) No Conflict or Violation; Third-Party Consents.

(i) Neither the consummation by Warrantors of the transactions contemplated by this Agreement, nor compliance by Warrantors with any of the provisions of this Agreement, will to either Warrantor’s Knowledge:

(1) violate or conflict with any provision of the charter or bylaws of the Company;

(2) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any assets of the Company under, any of the terms, conditions or provisions of any Material Contract, real property lease or Material Permit; or

(3) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award.

(ii) The execution, delivery and performance of this Agreement by Warrantors does not, and the consummation of the transactions contemplated by this Agreement will not, to each Warrantor’s Knowledge, require any consent, approval, authorization or permit of, or filing with or notification to (i) any domestic or foreign governmental or regulatory authority; or (ii) any other third-party under any Material Contract, real property lease or Material Permit, except where failure to obtain such consent, approval, authorization, or permit or to so file or notify would not be reasonably likely to have a Material Adverse Effect, either individually, or in the aggregate.

(h) Financial Statements. The Company has heretofore delivered to Purchasers the Financial Statements, including the Balance Sheet and the unaudited consolidated statements of income and stockholders’ equity of the Company for the period ended on the date of the Balance Sheet (the Balance Sheet, together with such unaudited statements are referred to herein as the “Unaudited Financial Statements”). The Financial Statements have been accepted accordingly by Purchaser, and the Company. The Financial Statements:

(i) were prepared in accordance with the books and records of the Company;

(ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby; and

(iii) fairly present, in all material respects, the consolidated assets, liabilities (including all reserves) and financial position of the Company as of the respective dates thereof and the results of operations for the periods covered thereby, in each case subject to normal year-end adjustments and the absence of footnote disclosure and other presentation items.

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(i) Absence of Certain Changes. Since the date of the Balance Sheet, and except to the extent codified in agreements appended as Exhibits hereto, there has not been:

(i) any Material Adverse Change;

(ii) any damage, destruction or casualty loss (whether or not covered by insurance) having, or which would be reasonably likely to have, a Material Adverse Effect; or

(iii) any cancellation of any material debts owed to or claims held by the Company. Neither the Company nor either Warrantor has:

(1) increased the rate of compensation or paid any bonus to any employee or consultant of the Company (or of the Warrantor providing services on behalf of the Company);

(2) sold any assets outside the ordinary course of business;

(3) made, or became obligated to make any capital expenditure in excess of $5,000;

(4) entered into any transactions outside the ordinary course of business;

(5) entered into any employment agreement involving a base salary in excess of $5,000;

(6) incurred any indebtedness other than trade payables arising in the ordinary course of business;

(7) made or pledged to make any charitable contribution;

(8) issued any debt or equity securities or any securities convertible into debt or equity securities;

(9) sold any of its Intellectual Property;

(10) any declaration of any dividend or making or committing to make any distribution to or for the benefit of either of the Warrantors or their Affiliates; or

(11) mortgaged or pledged any of its properties or assets.

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(j) Litigation. There is no administrative proceeding, action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation or arbitration action (collectively, “Actions”) pending, or to either Warrantor’s Knowledge: (a) threatened against the Company, or (b) threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

(k) Compliance with Law. The Company, to each Warrantor’s Knowledge, has not violated any laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree, writ, injunction or order of any court or governmental agency, department or authority (collectively, “Laws”), except where such violation or lack of compliance is not reasonably likely to have a Material Adverse Effect. The Company has not received any notice to the effect that, or otherwise been advised that, the Company is not in such compliance with any Laws.

(l) Intellectual Property Rights.

(i) The Company currently owns no right, title, and interest in (free and clear of all Encumbrances) any Company Intellectual Property, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use in the manner in which it is using it.

(m) Employees. There are no written employment agreements or severance or termination agreements accruing to the benefit of any employee or independent contractor of the Company involving $5,000 or more except for the Employment Agreements.

(n) Employee Benefit Plans.

(i) Except as for the Castle Holding Corp. Deferred Compensation Plans for the benefit of George R. Hebert and Michael T. Studer, the Company does not maintain or contribute (or has an obligation to contribute) to any “employee benefit plan” for the benefit of employees or former employees) including, without limitation, incentive, bonus, deferred compensation, medical, severance, disability, death, stock (individually, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”)

(ii) No charge, complaint, action, suit, proceeding hearing, investigation, claim or demand with respect to the administration (including the making of statutory contributions to) or investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Warrantors’ Knowledge, threatened, except for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand which is not reasonably likely to have a Material Adverse Effect.

(o) Labor Relations. There are no collective bargaining agreements relating to the relationship of the Company with any employee thereof. There are no strikes, work stoppages or labor disputes pending or, to the Warrantors’ Knowledge, threatened, against the Company.

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(p) Environmental Compliance. The Company has complied with all Environmental Requirements, except where failure to comply would not be reasonably likely to have a Material Adverse Effect, and the Company has not received any notice of violation or noncompliance, penalty assessment, order, complaint or notice of investigation or administrative or other proceedings regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or of any notices of any potential corrective, investigatory, or remedial obligations, arising under Environmental Requirements relating to the Company. For the purposes of this Agreement, “Environmental Requirements” means all present governmental requirements relating to the discharge of air pollutants, water pollutants, or process waste water or petroleum products or otherwise relating to environmental or hazardous substances.

(q) Tax Matters. To each Warrantor’s Knowledge, all Tax Returns required to be filed prior to the date of this Agreement with respect to the Company, or any of its income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations. All Taxes due and payable by or with respect to the Company has been paid or accrued on the Closing Balance Sheet or will be accrued on its books and records. In accordance with this, Seller shall provide copies of tax returns for the past three years.

(r) Affiliate Transactions. There are no current contracts, agreements, arrangements or transactions between the Company and either Warrantor or any of Warrantors’ Affiliates. None of the Affiliate transactions shall remain in place following the Closing.

(s) Assets; Identification of Customers and Suppliers.

(i) The Company has no Assets and Leased Assets which consist of machinery and equipment that are actively used by the Company to run its Business. There are no vehicles owned, leased or used by the Company. The Company has good and marketable title to all of the Company Assets, free and clear of any Encumbrances except for Permitted Encumbrances.

(ii) To each Warrantor’s Knowledge, since the Balance Sheet date no current material supplier to the Company of items essential to the conduct of the Business will or has threatened to terminate its respective business relationship with it for any reason.

(t) Personal Property Leases. There is no lease or other agreement with an annual rent exceeding $1,000, under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third person and used in or relating to the Business (an “Equipment Lease”). There are no claims for breach or indemnification or notice of default or termination under any Equipment Lease.

(u) Change in Control Payments. The Company does not have any plans, programs, agreements or arrangements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

(v) Insurance. The Company has no material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Company is a party, a named insured, or otherwise the beneficiary of coverage (the “Insurance Contracts”) .

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(w) Brokers. No person will be entitled to any brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of the Company, or Purchaser in connection with the transactions contemplated by this Agreement.

(x) No Encumbrances. Purchaser on the Closing Date shall have good and valid title to the Common Stock to be standing its name on the Closing Date, free and clear of all Encumbrances. When the Shares are purchased and sold hereunder and upon delivery by Sellers to Purchasers of certificates for the Shares at Closing pursuant to this Agreement, Purchasers will have good title to the Shares, free and clear of any Encumbrances.

(y) Foreign Corrupt Practices. To the best of each Warrantor’s Knowledge through the Closing Date, neither the Company nor the Warrantor nor any of their Affiliates or any of their officers, directors, employees, stockholders, agents, distributors or shareholders or other persons associated with or acting on their behalf (the “Group”) has, and covenants and agrees that they will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving the Purchasers taken any action that could be deemed to violate the United States’ Foreign Corrupt Practices Act.

(z) Representations and Warranties Relating to Purchasers. Each Purchaser severally hereby represents and warrants to Warrantors as follows as to such Purchaser:

(i) Brokers. There are no claims for brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of Purchasers in connection with the transactions contemplated by this Agreement.

(ii) Litigation. There is no Action pending or threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

(iii) Authorization. Each Party has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Parties and is the legal, valid and binding obligation of Party, enforceable against Purchasers in accordance with its terms, subject to each general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally

(iv) Reverse Split. Purchasers have no intention to effect a reverse split of the capital stock of the Company for the next two years after the closing date.

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(v) No Conflict or Violation. None of Purchasers’ execution, delivery or performance of this Agreement, or compliance with any of the provisions hereof, will:

(1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the assets of Purchaser under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation:

a. to which the Purchaser is a party; or

b.  by which Purchaser’s assets are bound; or

(2) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award (as to which no representation is made), except in the case of clauses (i) and (ii), for such violations, conflicts, breaches, defaults, terminations, accelerations or Encumbrances as are not reasonably likely to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

10. Indemnification

(a) Survival of Representations. The representations and warranties of the Parties contained herein shall survive the consummation of the transactions contemplated by this Agreement for the period ending 540 days after the Closing Date except for the representations and warranties set out in Sections 10(b) and (c) hereof (the “Designated Sections”), which shall survive the Closing and continue in full force and effect indefinitely (each of the periods set out in this Section 10 during which the representations and warranties shall survive and continue in full force and effect shall be referred to as a “Survival Period”). No claim for breaches of representations and warranties may be made after the applicable survival period expires.

(b) Indemnifications. Each Warrantor shall indemnify, save and hold harmless Purchasers, their Affiliates, and agents (for purposes of this Section 10, all of which shall constitute “Purchasers” and to the extent of entitlement for indemnification, may be herein referred to as a “Purchasers Indemnified Party”) from and against all costs, losses, liabilities, obligations, damages, lawsuits, claims, demands, and expenses (whether or not arising out of Third-Party Claims), and caused by:

(i) any breach of any representation or warranty made by either Warrantor in this Agreement;

(ii) any breach of any covenant or agreement made by either Warrantor in this Agreement which requires performance after Closing; or

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(iii) the operations of the Company prior to Closing. Notwithstanding anything to the contrary herein, each Warrantor will have no liability (for indemnification or otherwise) under this Section 10(b) until the total of all Damages actually incurred or suffered by Purchasers hereunder exceeds $5,000 in the aggregate, in which case Purchasers shall be entitled to indemnification for the entire amount of Damages.

Notwithstanding anything to the contrary contained in this Agreement or this Agreement, in no event shall Warrantors have any liability (for indemnification or otherwise) under this Section 10 for any costs, losses, liabilities, obligations, damages, lawsuits, claims, demands, and expenses, which in the aggregate exceeds twenty-five percent (25%) of the purchase price paid by Purchasers to Sellers (the “Cap Amount”) under this Agreement, provided however, that the Cap Amount shall not apply to breach of any Representations and Warranties set out in the Designated Sections.

(c) By Purchasers. Each Purchaser shall severally indemnify and save and hold harmless each Warrantor (for purposes of this Section 10, and to the extent of entitlement for indemnification, sometimes referred to as “Warrantor Indemnified Party”) from and against any and all Damages actually incurred or suffered by a Warrantor through the end of the Survival Period and caused by:

(i) any breach of any representation or warranty made by such Purchaser in this Agreement;

(ii) any breach of any covenant or agreement made by such Purchaser in this Agreement which requires performance after Closing; or

(iii) the operation of the Company from and after Closing, provided that each Purchaser’s maximum liability hereunder shall not exceed twenty-five percent (25%) of the Purchase Price to be paid by Purchasers to Sellers for his or her common stock.

(d) Timeliness of Claims. No Claim shall be deemed properly and timely made:

(i) in the case of a Direct Claim, unless the alleged Damages shall have been actually incurred prior to the expiration of the Survival Period; and

(ii) in the case of a Third-Party Claim, unless the Third-Party Claim shall have been actually asserted by the third-party prior to the expiration of the Survival Period.

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(e) Notice of Claims. If a claim for Damages (a “Claim”) is to be made by a Party entitled to indemnification hereunder (the “Indemnified Party”) against the other Party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Damages within a reasonable time after the Indemnified Party suffers such Damages for which indemnification may be sought under this Section 10. If any lawsuit or enforcement action is filed against an Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

(f) Defense Against Third-Party Claims. After a Claims Notice with respect to a Third-Party Claim has been given, if the Indemnifying Party provides notice in writing to the Indemnified Party that the Indemnifying Party elects to assume the defense, at its expense, in accordance with this Section 10(f), then the Indemnifying Party shall be entitled, if it so elects:

(i) to take control of the defense and investigation of such lawsuit or action;

(ii) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing reasonably satisfactory to the Indemnifying Party); and

(iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party (such consent not to be unreasonably withheld) unless the proposed settlement:

(1) relates solely to monetary damages for which the Indemnitor shall be responsible; and

(2) includes as an unconditional term thereof the release of the Indemnified Party from all liability with respect to such Third-Party Claim.

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If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

(g) Subrogation. Upon payment in full of any Claim, regardless of how such payment is effected and whether it results from a judgment or settlement, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any unaffiliated person or entity with respect to the subject matter of such Claim.

(h) Certain Benefits. The amount of any indemnification payable under this Section 10 shall be net of the receipt of any insurance proceeds paid or payable to the Indemnified Party under any policy or policies of insurance covering the loss giving rise to the claim. The Indemnified Party will use reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor. The Parties agree to respond within a reasonable time to any inquiry by the other Party as to the status of any such insurance payment. All indemnification payments pursuant to this Section 10 shall be deemed adjustments to the Purchase Price.

(i) Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Section 10 shall be the exclusive remedy of Purchasers and Warrantors with respect to the transactions contemplated by this Agreement; provided, however, that the foregoing will not limit the remedy of specific performance, obtaining an injunction or other equitable remedy, which may be sought in connection with a breach of any covenant or agreement contained in this Agreement.

11. Agreements Pending the Closing

(a) Conduct of Business Pending the Closing. From the date hereof through the Closing Date, Warrantors shall cause the Company to operate in the ordinary course of business and in accordance with past practice (except as it relates to transactions specifically contemplated by this Agreement) and Warrantor will not take (and shall cause the Company to not take) any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or consented to in writing by Purchasers, which consent shall not be unreasonably withheld, Warrantors shall cause the Company to not:

(i) amend its organizational documents or articles of association;

(ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests in the Company;

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(iii) extend, materially modify, terminate or renew any Material Contract or Real Property Lease, except in the ordinary course of business;

(iv) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the assets of the Company, or any interests therein, except for Permitted Encumbrances, dispositions in the ordinary course of business and sales, assignments, transfers, conveyances, leases, mortgages, pledges, dispositions or Encumbrances involving less than $5,000;

(v) cancel any of the insurance policies of the Company except where such policies are replaced by substantially comparable coverage with a new policy;

(vi) declare, set aside or pay any dividend or make any other distribution with respect to the capital stock of the Company or otherwise.

(vii) make any loans or advances to any partnership, firm or corporation, or, except for expenses incurred by, or immaterial advances to, agents or employees in the ordinary course of business, to any individual;

(viii) increase the compensation payable or to become payable to the management, officers or employees of the Company;

(ix) grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or other employee of the Company other than the employee and consulting agreements contemplated in this Agreement,

(x) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be consistent with past practice in the conduct of the Business, contemplated by this Agreement or required by law or existing contracts; or

(xi) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

(b) Access. Until the Closing or the earlier termination of this Agreement, Warrantors shall cause the Company to afford to Purchasers, and their authorized representatives, such access, during normal business hours, to all properties, books, records and corporate documents pertaining to the Company as Purchasers may reasonably request. Purchasers shall hold and shall cause all of its Affiliates, employees and independent contractors to hold all non-published, confidential or proprietary information obtained from a Warrantor or the Company in strict confidence and shall not use any such information other than as permitted by, and not disclose any such information other than in accordance with any confidentiality agreement between Purchasers and the Company entered into in connection with the transactions contemplated hereby.

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(c) Notices and Consents. Each of the Parties will cooperate in good faith with each other and give the notices to, make the filings with, and use its commercially reasonable efforts to obtain the authorizations, consents, and approvals of governments and governmental agencies required to consummate the transactions contemplated herein.

(d) Further Assurances.

(i) Upon the terms and subject to the conditions contained herein, each of the Parties hereto agrees:

(1) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement;

(2) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder; and

(3) to cooperate with each other in connection with the foregoing.

(ii) Each Warrantor shall cause as of the Closing Date the delivery of all books and records of the Company to Purchasers. Warrantors shall be entitled to maintain one copy of all of such books and records for archival purposes, subject to their confidentiality obligations hereunder. Warrantors shall cause the delivery of all software programs and software records used historically by the Company in connection with the operation of its business. Warrantors shall cooperate fully with Purchasers and the Company in providing to the best of Warrantors’ ability following the Closing Date any information in the possession or control of Warrantors (whether in written format or if known to them but not in writing) as they shall reasonably request regarding any of the historical operations or information pertaining to the Company.

(iii) On or following the Closing Date, should Warrantors receive any correspondence or other communications from any person or entity regarding the Company or any of its activities outside the scope of this Agreement they shall no later than the next business day forward a copy of the communication to the Company by e-mail in PDF format or Federal Express (if in writing) or advise the Company by telephone if the communication was oral. If the communication is of a nature that could be reasonably determined to require immediate attention, then Warrantors shall use their best efforts to notify Company or Purchasers immediately of the communication.

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(iv) Warrantors shall indemnify and hold harmless Purchasers and the Company from and against any and all claims for compensation by any of them or their Affiliates accrued through the Closing Date that have not been satisfied through the Closing Date, save for accrued compensation commencing on the last pay period and running through the Closing Date.

(v) Each Warrantor shall maintain the confidentiality of any confidential information that was provided to the Company prior to the Closing Date and which is known to Warrantor.

(vi) Each Warrantor shall cooperate fully with Purchasers and Company in providing such information in his or its possession or control, and in providing access to its personnel to cooperate to the fullest extent possible to enable the Company in completion of any audit(s) it may seek to have performed with respect to its financial statements. Warrantors shall not be entitled to no compensation in connection with the foregoing.

(vii) Warrantors shall terminate any agreements between them (or any of its Affiliates other than the Company) and the Company effective as of the Closing Date (save for the Employment Agreement and License Agreement attached as exhibits hereto).

(viii) Each Warrantor shall cause the transfer to the Company of any domain name registration standing in their name or the name of any of their Affiliates and related to the operations of the Company and shall cause the execution of all documentation required to effect that transfer with the registrar of the domain name and further agree to cooperate as necessary to cause the transfer to be effective by the Closing Date or as soon thereafter as is reasonably practicable.

(ix) The Parties agree to cooperate with each other following the Closing Date to carry out the purpose and intent of this Agreement, including but not limited to the delivery of information and records and the execution of such documentation reasonably required to carry out the purpose and intent of this Agreement and the covenants contained herein.

12. Post-Closing Covenants

(a) Further Action. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any of the other Parties reasonably may request.

(b) Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.

(c) Publicity. Without the other Parties’ consent, which will not be unreasonably withheld, no Party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless required by law, regulation, court order or the rules of any applicable stock exchange or of any applicable regulatory authority and any such release or statement shall be subject to prior review by the other Parties.

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13. Conditions to Closing

(a) Conditions to Obligations of Each Party. The obligations of each Party to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(i) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the transactions provided for hereby.

(ii) No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted which prevents the consummation of the transactions contemplated hereby.

(iii) Governmental Approvals. Company and Purchasers shall have received all other material authorizations, consents, and approvals of governments and governmental agencies and other third parties whose approval is required.

(iv) Settlement of Balances. Documentation confirming settlement of any and all balances between any of Warrantors and the Company shall have been duly provided.

(b) Additional Conditions to Obligations of Purchasers. The obligations of Purchasers to consummate the transactions provided for hereby are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(i) Representations, Warranties and Covenants. All representations and warranties of Warrantors contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Warrantors and the Company shall have performed and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

(ii) Closing Documents and Deliveries. Warrantors shall have delivered to Purchasers the items specified in Section 6, except to the extent expressly waived by Purchasers.

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(c) Additional Conditions to Obligations of Warrantor. The obligations of Warrantors to consummate the transactions provided for hereby are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(i) Representations, Warranties and Covenants. All representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Purchasers shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

(ii) Closing Documents and Deliveries. Purchasers shall have delivered to the Warrantors the items specified in Section 7, except to the extent expressly waived by Warrantors.

14. Termination; Effect of Termination

(a) Termination. At any time before the Closing, this Agreement may be terminated by:

(i) mutual written consent of the Parties;

(ii) Purchasers, if there has been a material breach of a representation, a warranty or a covenant herein by the Warrantors, if such breach has not been cured within five (5) calendar days after notice thereof has been given to such other Parties;

(iii) Warrantors, if there has been a material breach of a representation, a warranty or a covenant herein by the Purchasers, if such breach has not been cured within five (5) calendar days after notice thereof has been given to such other Parties; or

(iv) any Party if the Closing does not occur on or before October 31, 2014 (or such later date as the Parties shall mutually agree), unless the failure of the Closing to occur by such date shall be due to the action or failure to act of such Party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement.

(b) Effect of Termination. In the event of the termination of this Agreement pursuant to Section 14(a), written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force or effect, and no Party hereto (or any of its Affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder (except for any liability of any Party then in breach); provided, however, that the provisions of this Section 16 shall survive any such termination.

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15. Miscellaneous

(a) Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of any of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third-party beneficiary or otherwise.

(b) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received:

(i) when delivered, if delivered personally by a commercial messenger delivery service with verification of delivery;

(ii) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid;

(iii) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service;

(iv) on the date of delivery if delivered by facsimile or email and electronically confirmed before 5:00 p.m. (local time) on any business day; or

(v) on the next business day if delivered by facsimile or email and electronically confirmed either after 5:00 p.m. (local time) or on a non-business day, in each case addressed to Purchasers and Warrantors at the address set forth below, and otherwise to the other Parties the party entitled to notice at the address set forth below their signature:

To Purchasers, at:	c/o John Cappello 10102 Valley Forge Circle, King of Prussia, PA 19406

To Warrantor, at:	c/o Michael T. Studer 18 E. Sunrise Highway, Suite 311 Freeport, NY 11520

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

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(c) Choice of Law, Jurisdiction and Venue. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the Laws of Nevada. In any action between the Parties, each of the Parties irrevocably consents to submitting any and all disputes arising from or in connection with this Agreement to arbitration under the auspices of the American Arbitration Association (“AAA”) The arbitration tribunal shall apply AAA rules in effect at the time of the arbitration, provided that the arbitrator shall be selected by the following means. Should the Parties agree upon an arbitrator then that arbitrator shall serve. Should either Purchasers or Warrantors demand an arbitration (the date of sending such notice being the Demand Date), and should they fail to agree upon an arbitrator within 5 business days following such demand, then each of Purchasers and Warrantors shall designate an arbitrator who is authorized to arbitrate disputes under the auspices of the AAA (“Authorized Arbitrator”), within 15 business days following the Demand Date by delivering notice to the other Party of such designation; if only one of Purchasers and Warrantors designates such an arbitrator within such 15 business day period, then that arbitrator shall serve to arbitrate the dispute; if both Purchasers and Warrantors timely designate their respective arbitrators, then those two designees shall mutually agree upon an Authorized Arbitrator within 25 business days following the Demand Date, who shall serve as arbitrator for the dispute, or failing to agree then thereafter the arbitrator shall be designated in accordance with the rules of the AAA. The arbitration shall be conducted in Nevada, with Purchasers on the one hand and the Warrantors on the other hand splitting equally the cost and fees associated with the Authorized Arbitrator, and with the prevailing party (i.e., Purchasers on the one hand and Warrantors, collectively, on the other hand) entitled to reimbursement from the other party (or parties in the case of Warrantors).

(d) Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedules), constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(e) Counterparts. This Agreement may be executed in one or more counterparts, whether by original, photocopy, facsimile or e-mail in PDF format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

(g) Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto and the Company.

(h) Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the Parties in connection herewith shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith.

(i) The Parties’ know that JC is not an attorney and is involved in Emergent Health Corp. This can be viewed as a conflict of interest and as such should make you alert as to terms and conditions in the transaction. He has modified the documents to represent the transaction and to save the parties’ attorney’s fees. Notwithstanding each party is advised to retain an attorney to review, negotiate and represent their interests in the transactions contemplated herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:		SELLERS:

CASTLE HOLDING Corp.

By:	/s/ George R. Hebert	By:	/s/ George R. Hebert
Its:	President and Director

CI:		CASTLE HOLDING CORP. DEFERRED COMPENSATION PLAN FOR BENEFIT OF GEORGE R. HEBERT

Cappello’s Inc.

By:	/s/ John Capello	By:	/s/ George R. Hebert
Its:	President		President & Director

/s/ John Capello
JOHN CAPPELLO

/s/ Michael J. Studer
MICHAEL J. STUDER (by Michael T. Studer, Attorney in Fact)

/s/ Kathleen E. Studer Pastore
KATHLEEN E. STUDER PASTORE (by Michael T. Studer, Attorney in Fact)

/s/ Kristin A. Studer Godsey
KRISTIN A STUDER GODSEY (by Michael T. Studer, Attorney in Fact)

SIGNATURE PAGE

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EXHIBIT A

LICENSE AGREEMENT

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LICENSE AGREEMENT

This agreement (“Agreement”) is made and entered into this 26th day of August, 2014 (the “Effective Date”) by and between Cappellos, Inc., a corporation of the State of South Carolina, having its principal place of business at 10102B Valley Forge Circle, King of Prussia, Pennsylvania 19406, (hereinafter, referred to as “LICENSOR”) and Emergent Health Corporation, a corporation organized and existing under the laws of the State of Nevada, having its current principal place of business at 10102B Valley Forge Circle, King of Prussia, Pennsylvania 19406 (hereinafter, referred to as “LICENSEE”) (collectively “the Parties”).

WHEREAS, LICENSOR has developed proprietary technology and know-how covering compositions and treatments for promoting the quality of life including health, wellness and wellbeing as defined below under the “Technology”; and

WHEREAS, LICENSEE desires to acquire for itself a license as set forth herein to use the Technology;

WHEREAS, LICENSOR is the owner of certain patents and patent applications relating to the Technology as defined below under the “Patent Rights”; and

WHEREAS, LICENSEE desires to acquire for itself a license as set forth herein to make, have made, use, offer to sell and sell, Products (defined below) covered by the Patent Rights and/or using the Technology;

NOW, THEREFORE, in consideration of the mutual covenants and the conditions contained herein, the Parties agree as follows:

I. Definitions.

1.1 “Technology” means LICENSOR’s proprietary technical data, know-how, Patent Rights, trade secrets, processing and formulation technology, existing as of the Effective Date, and all improvements and updates to the Licensed Products listed in Appendix 2, but excluding a proprietary skin care formulation currently under development by LICENSOR (the “Excluded Product”).“Patent Rights” means those U. S. patents and patent applications that are owned by LICENSOR as of the Effective Date, namely, those identified in Appendix 1, and any continuations, divisionals, reissues and re-examinations thereof.

1.2 “Best Efforts” means reasonable commercial efforts in promoting and otherwise advancing the sale of Licensed Products.

1.3 “Effective Date” is defined in the first paragraph of this Agreement.

1.4 “Licensed Products” means any and all products, methods, formulations and processes utilizing any of the Technology. As of the Effective Date, Licensed Products include all those products listed in Appendix 2.

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1.5 “Net Sales” means LICENSEE’s gross revenues attributed to any sale, transfer, delivery, provision or other disposition of Licensed Products calculated at the then current retail price to consumers, excluding taxes and freight. Licensed Products shall be considered sold when shipped or transferred. All sales of Licensed Products by or through LICENSEE, its agents or distributors must originate within the Territory and accrue under Net Sales.

1.6 “Term” shall mean the period beginning on the Effective Date and continuing up to the expiration of the last to expire of the Patent Rights, unless terminated earlier as set forth herein.

1.7 “Territory” shall mean the United States of America.

1.8 “USD” means United States Dollars.

II.  License Grant.

2.1 LICENSOR hereby grants to LICENSEE a non-transferable (except as provided herein), exclusive, non-sublicensable, license to make, have made, use, offer to sell and sell Licensed Products within the Territory, during the Term.

2.2 The licenses granted under this Agreement are limited to those specifically set forth in Paragraph 2.1 and except as otherwise specifically provided, no license is granted under any other patents or technology now or hereinafter owned by LICENSOR.

III.  Royalties.

3.1 LICENSEE shall pay LICENSOR a royalty based on a graduated declining royalty rate applied to incremental Net Sales of the Licensed Products, collectively, in each calendar year. The applicable royalty rates applied to incremental Net Sales are set forth in the table below:

TABLE

Incremental Yearly Net Sales	Incremental Royalty Rates
$0.00 to $1,000,000	5%
$1,000,001 to $2,000,000	4%
$2,000,001 to $3,000,000	3%
$3,000,001 to $5,000,000	2%
$5,000,001 and Above	1%

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The royalty rates set forth above apply anew for each calendar year during the Term. For the avoidance of doubt, each January 1st during the Term, Net Sales are reset to $0.00 and begin to accrue royalties at the rate of 5% of Net Sales. As a further clarification, for example, total Net Sales of $2,500,000 during a calendar year will accrue a royalty payment of $105,000 USD.

IV.  Royalty payments and reports.

4.1 Any and all royalties payable to LICENSOR by LICENSEE must be paid within thirty (30) days of the close of each calendar quarter within which royalties were earned. All royalties payable hereunder shall be paid in USD.

4.2 LICENSEE shall prepare and issue to LICENSOR verified report statements for each calendar quarter showing separately: (1) the total number of Licensed Products sold, transferred, delivered, provided or otherwise disposed of by LICENSEE for each Licensed Product; (2) the total Net Sales price of Licensed Products sold, transferred, delivered, provided or otherwise disposed of by LICENSEE for each Licensed Product; and (3) the royalties accrued during the previous calendar quarter and payable to LICENSOR by LICENSEE for each Licensed Product. If no sales, transfers, deliveries or disposition of Licensed Products were made during any reporting period, a report to that effect must be filed.

4.3 LICENSEE shall keep for three (3) years after the date of submission of each royalty report statement, true and accurate records and books of account containing all the data reasonably required for the full computation and verification of LICENSEE’s Net Sales, (including deductions taken) and royalties to be paid as well as other information reasonably requested by LICENSOR, if any, to be given in the statements provided by LICENSEE to LICENSOR. Once each calendar year, LICENSEE shall permit an auditor chosen by LICENSOR to inspect such records and books of account at LICENSEE’s premises during normal business hours, provided five (5) business days prior notice is given to LICENSEE and all expenses associated with such inspection are borne by LICENSOR.

4.4 If further to such audit or inspection LICENSOR should determine that the amount of royalties due was greater than the amount reported and/or paid by LICENSEE, LICENSOR shall promptly furnish to LICENSEE a copy of the examination report setting forth the amount of the deficiency, and showing in reasonable detail, the basis upon which such deficiency was determined. LICENSEE shall promptly remit to LICENSOR a sum equal to the deficiency within thirty (30) days from the date of remittance of the examination report. In the event that the amount of underpayment of royalties due LICENSOR by LICENSEE exceeds five (5%) percent of the royalties actually paid to LICENSOR for the applicable period, then the costs and expenses for such audit shall be borne by LICENSEE.

V.  Reversion of Rights.

5.1 Within thirty (30) days after the end of each calendar year during the Term, the Net Sales of each Licensed Product shall be calculated and provided to Licensor in a written report with each Licensed Product listed next to its respective Net Sales for the prior calendar year. The first report shall be due no later than January 31, 2015.

5.2 The Net Sales of each Licensed Product sold during calendar year 2014, namely, from January 1, 2014 to December 31, 2014, shall serve as a “Base Sales” number from which Net Sales of each Licensed Product shall be compared in each following calendar year during the Term. In the event the Base Sales of any one or more of the Licensed Products do not increase by 15% per year over each prior calendar year, (“Underperforming Licensed Products”) then subject to Section 5.4 below, at LICENSOR’s option and sole discretion, LICENSOR may terminate the license for such Underperforming Licensed Product(s) or convert the license from an exclusive license to a non-exclusive license for such Underperforming Licensed Products.

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5.3 As an example, if the total aggregate Net Sales of a Licensed Product during calendar year 2014 is one thousand dollars ($1,000 USD). In order to maintain the exclusivity of the license for that Licensed Product in calendar year 2016, LICENSEE must sell one thousand one hundred fifty dollars ($1,150 USD) of that Licensed Product in calendar year 2015, or pay the incremental royalty based on deemed Net Sales of one thousand one hundred fifty dollars (irrespective of the amount actually sold). The Net Sales required in calendar year 2016 to maintain exclusivity would be one thousand three hundred twenty two dollars and fifty cents ($1,322.50 USD).

5.4 LICENSEE may maintain an exclusive license for any Underperforming Licensed Products which do not increase in Net Sales by 15% over the prior calendar year by paying to LICENSOR all royalties that would otherwise be due and payable based on Net Sales which would have achieved the 15% year over year increase in Net Sales. Such “gross up” royalty must be paid in full by January 31 of each calendar year to maintain exclusivity for that calendar year.

VI.  Use of Patent Rights.

6.1 In addition to the provisions of Article V above, in the event LICENSEE fails to use any of the Patent Rights during any calendar year beginning January 1, 2015, by: (i) not selling at an arm’s length transaction at least twenty five hundred dollars ( $2,500 USD) of any Licensed Product covered by any issued or pending claim of the Patent Rights, (and prorated for partial years if the Licensed Product in question was not ready for production for the full year), or (ii) not paying a minimum royalty as if such minimum amount of product sales were achieved (increasing by 15% per year) then the license granted for the Patent Rights not used by LICENSEE for any such Licensed Product shall terminate and revert to LICENSOR on January 31st of the following calendar year. Alternatively, LICENSOR may convert the exclusive license to a non-exclusive license for any such Licensed Product at LICENSOR’s sole discretion. Notwithstanding the foregoing, Licensed Products covered by the claims of US Patent 7,445,783 and US Patent 7,803,357 must establish Net Sales under each such patent in the amount of one hundred thousand dollars ($100,000 USD) each during the 2017 calendar year. Such Net Sales during 2017 shall serve as the Base Sales number subject to the terms of Article V above and applicable to year over year increases of 15% in calendar year 2018 and beyond.

VII. Patent Prosecution and Maintenance

7.1 During the Term, LICENSOR agrees to keep LICENSEE informed of the progress of the Patent Rights in the U.S. Patent Office. The Parties acknowledge that LICENSOR shall direct and control all aspects of the prosecution and maintenance of the Patent Rights using patent counsel of its choice. LICENSEE agrees to pay all reasonable costs and fees attributable to the Patent Rights including patent maintenance fees, government fees and attorney fees within thirty (30) days of receiving an invoice for such costs and fees.

VIII. Improvements to Technology.

8.1 LICENSEE shall grant LICENSOR a non-exclusive license to make, have made, use, offer to sell and sell any improvements or updates to LICENSOR’s Technology that is applicable to the Licensed Products. The parties will negotiate in good faith the terms and conditions of such license.

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IX.  Confidentiality.

9.1 During the term of this Agreement, it may be necessary for one Party (“Discloser”) to disclose to the other Party (“Receiver”), orally or in writing, technical and business information which the Discloser considers confidential (“Information”), for purposes of carrying out the Parties’ respective obligations under this Agreement. The Receiver shall maintain the Information in confidence, shall take all reasonable precautions to prevent disclosure of Information to third parties, and shall use Information only for the purposes provided for in this Agreement. However, the Receiver shall have no obligation under this section with respect to any specific portion of Information which is readily available to the public at the time of disclosure by the Discloser or is required to be disclosed by law or government regulation, as determined in good faith by counsel to the Receiver, provided that the Receiver provides reasonable prior notice of such required disclosure to the Discloser.

9.2 Notwithstanding termination of this Agreement, the obligations of confidentiality and non-use of the Receiver under Section 6.1 shall survive for a period of three (3) years from the date of termination of this Agreement, or upon written release of such obligations by the Discloser; whichever is earlier. Following termination of the obligations of confidentiality set forth in this section, the Receiver shall be completely free of any express or implied obligations restricting disclosure and use of Information for which the termination of commitments applies, subject to the LICENSOR’S Patent Rights.

9.3 Except as otherwise expressly set forth herein, neither this Agreement nor the disclosure of Information hereunder shall be deemed by implication, or otherwise, to vest in the Receiver any present or future rights in any patents, trade secrets, or other property of the Discloser.

9.4 For the purposes of this section, Information supplied by the Discloser to the Receiver pursuant to this Agreement shall not be deemed to be publicly available due to such disclosure or already in the possession of the receiving Party due to such disclosure or because disclosures concerning the same general subject matter are in the public domain or in the prior possession of the Receiver.

9.5 The Receiver may disclose Information to its employees and other service providers to Receiver with a need to know, only to the extent necessary to enable them to comply with, or monitor compliance with the terms of this Agreement, or to otherwise meet their service responsibilities to the Receiver, provided that the Receiver shall remain responsible for compliance with the terms of this Agreement.

9.6 Nothing herein shall prevent either Party from disclosing Information in response to any form of validly issued legal process or investigative demand from a court or government entity of competent jurisdiction calling for the disclosure of such Information, provided that, to the extent feasible, the Receiver served with such process or demand gives notice to the Discloser of the process or demand sufficiently in advance of the requested disclosure to permit either or both Parties to oppose the process or demand, if appropriate, or to seek to condition any such disclosure upon the entry of a suitable Agreement or protective order respecting the confidentiality of the Information to be disclosed. The Party whose Information is being disclosed shall be responsible for the cost of obtaining such a protective order or limitation.

9.7 The Parties may disclose the existence of this Agreement to their customers or potential customers in connection with sales of the Licensed Products, as well as to their professional advisers and current and potential future financing sources. LICENSOR and LICENSEE may disclose the actual terms of this Agreement in the course of its business to third parties having a need to know.

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X.  Representations, Warranties and Disclaimers.

10.1 Each of the Parties represents and warrants that it has authority to enter into this Agreement and to perform its obligations under this Agreement and that it has been duly authorized to execute and to deliver this Agreement.

10.2 LICENSOR does not warrant the validity of any Patent Rights and any patents issuing from the Patent Rights. LICENSOR warrants that it is presently not aware that the practice and/or utilization of the Technology: (a) is infringed by intellectual property rights of any third party, or (b) infringes the intellectual property rights of any third parties. LICENSOR further represents and warrants that with the exception of the Excluded Technology all other technology owned by it embodied in the Licensed Products is being licensed to LICENSEE hereunder.

10.3 Nothing in this Agreement shall be deemed to be a representation or warranty by LICENSOR of the accuracy, safety, or usefulness for any purpose of any Technology, including any technical information, techniques or practices at any time made available by LICENSOR; nor to the patentability or validity of any patent application or granted patents licensed by LICENSOR. Except as otherwise agreed between the parties, LICENSOR shall have no liability whatsoever to LICENSEE or any other person for or on account of any injury, loss, or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed on LICENSEE or any other person arising out of or in connection with or resulting from (a) the production, use, or sale of any composition, formulation, apparatus, product or method; or (b) any advertising or other promotional activities with respect to any of the foregoing provided by LICENSEE.

LICENSOR DISCLAIMS ALL OTHER WARRANTIES, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR OTHERWISE SPECIFICALLY PROVIDED WITH RESPECT TO ANY PRODUCTS SOLD OR TECHNOLOGY PROVIDED TO LICENSEE BY LICENSOR, INCLUDING BUT NOT LIMITED TO ANY AND ALL IMPLIED WARRANTIES, AND ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSOR SHALL NOT HAVE ANY LIABILITIES OR RESPONSIBILITIES WHATSOEVER WITH RESPECT TO LICENSED PRODUCTS.

XI.  Enforcement.

11.1 If LICENSEE becomes aware of any infringement of the Patent Rights by a third party, LICENSEE will promptly notify LICENSOR in writing and shall provide to LICENSOR any information LICENSEE has in support of such belief (the “Infringement Notice”).

11.2 LICENSOR shall have the right, but not the obligation, to institute such action as it deems appropriate to terminate the infringement of LICENSOR Technology through negotiation, litigation and/or alternative dispute resolution means, at its sole discretion and at its sole cost. The right to institute such an action shall be exclusive to LICENSOR, except as noted below. LICENSOR shall have the right to select and to control counsel in any action initiated by LICENSOR. Upon request and subject to LICENSEE’s reasonable approval, LICENSEE shall lend its name to the action or join as a party in any such action, and provide assistance as may be reasonably necessary to conduct the action; LICENSOR shall reimburse LICENSEE its reasonable out-of-pocket costs for rendering such assistance. LICENSOR has the right to settle such action at its sole discretion; any recovery of damages shall be retained by LICENSOR. In the event LICENSOR agrees that the Patent Rights are being infringed and that LICENSOR does not elect to notify any potential infringer of any infringement of the Patent Rights within 45 days following the date of delivery of an Infringement Notice, then LICENSEE shall have the right to pursue the purported infringer, at its sole cost and expense, and in such event: (i) LICENSOR shall use its Best Efforts to cooperate in the prosecution of any such action at no cost to LICENSOR; and (ii) any recovery by way of settlement or judgment after decuction of LICENSEE’S costs of such action shall be divided equally between LICENSOR and LICENSEE,

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XII. Indemnification.

12.1 Except as otherwise provided herein or otherwise agreed between the parties, LICENSEE agrees that with respect to LICENSOR, LICENSEE shall assume responsibility as to LICENSEE’s manufacture, use, marketing and sale of Licensed Products and for any loss or claim (including defense costs and attorney’s fees), arising from LICENSEE’s manufacture, use, marketing or sale of Licensed Products, and LICENSEE’s breach of any warranty, covenant or agreement by LICENSEE contained herein. LICENSEE further agrees to indemnify and hold harmless LICENSOR, its affiliated companies, and any of their agents, officers, directors, and employees from and against any liability, claim, administrative action, cause of action, suit, damages, and expenses (including reasonable attorney fees and costs) including but not limited to any damages for personal injuries, including death and property damage and any other costs of whatsoever nature incurred by LICENSOR arising from the manufacture, use, marketing and sale of Licensed Products by LICENSEE. LICENSOR shall be responsible for all damages caused by its material breach of this Agreement. Additionally, neither Party shall be liable in any circumstances whatsoever (including liability for negligence or other tortious act or omission) for (a) any loss of profit, loss of contract or loss of goodwill, or (b) any indirect or consequential loss.

XIII. Assignability.

13.1 This Agreement shall inure to the benefit and be binding on any successors and assignees of LICENSOR and any assignees of LICENSEE approved by LICENSOR, which consent shall not be unreasonably withheld.

13.2 The rights and licenses granted by LICENSOR in this Agreement are personal to LICENSEE and may not be assigned without the written consent of LICENSOR, subject to the terms of Section 13.1 above. This Agreement is entered into because of LICENSOR’s reliance upon the knowledge, experience, skill, and integrity of LICENSEE and LICENSOR considers that it is personal in nature to LICENSEE. Except as otherwise provided herein, this Agreement, the licenses and any other rights hereunder granted to LICENSEE and/or any duties to be performed by LICENSEE hereunder may not be assigned, transferred, sublicensed, encumbered or otherwise disposed of without first obtaining the consent in writing of LICENSOR, which shall not be unreasonably withheld. In the event that LICENSOR shall grant such consent, any and all future assignments, transfers, sublicenses, encumbrances or other disposals of any new party’s rights and/or duties under this Agreement shall not occur without written consent from LICENSOR, which may be withheld in LICENSOR’s sole discretion. Any attempted assignments without LICENSOR’S consent shall be void and shall automatically terminate all rights of LICENSEE under this Agreement.

XIV. Term and Termination.

14.1 The term of the license granted pursuant to Paragraph 2.1 hereof is defined in Section 1.7.

14.2 Notwithstanding any other provisions of this Agreement, this Agreement shall be subject to termination by LICENSOR by written notice to LICENSEE, by LICENSOR at any time selected by LICENSOR, following the occurrence of any one or more of the following events:

(i) if LICENSEE shall at any time make any report required in this Agreement that is false in any material respect as a result of LICENSEE’s intentional misconduct, recklessness or gross negligence); or

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(ii) if LICENSEE fails to make any payments required by this Agreement on the date required, and such failure is not cured within thirty (30) business days of the date of delivery of written notice of such failure; or

(iii) if LICENSEE receives a notice that any of the Licensed Products are subject to a recall, regulatory, government, or legal action (“Action”) excluding those arising from LICENSOR Technology; and (a) LICENSEE has knowingly acted in a reckless, negligent, or malicious manner to cause such Action, and (b) LICENSEE is unwilling or unable to remedy such situation to the reasonable satisfaction of LICENSOR within thirty (30) days after written notice by LICENSOR; in such event the termination shall be limited to the Licensed Products subject to such recall.

14.3 Notwithstanding the other provisions of this Agreement, this Agreement shall be subject to termination by a party (“the terminating party”) by written notice to the other party at any time selected by the terminating party, following the occurrence of any one or more of the following events:

(i) if the other party shall commit any material breach of any of its material representations, warranties, covenants, or agreements contained herein, and shall fail to remedy such breach within thirty (30) days after written notice to the other party from the terminating party of such breach; or

(ii) if the other party ceases to do business; or

(iii) if the other party becomes subject to any voluntary insolvency, cession, bankruptcy, or similar proceedings, or the other party becomes subject to any involuntary insolvency, cession, bankruptcy, or similar proceeding and such proceeding remains undischarged for a period of one year, or an assignment for the benefit of creditors is made by the other party, or a receiver is appointed to administer the assets of the other party, or the assets of the other party are liquidated, or in the case the other party is LICENSEE, any distress, execution, or attachment is levied on such of its manufacturing or other equipment as is used in the production and distribution of the Licensed Products and remains undischarged for a period of ninety (90) days.

14.4 Termination or expiration of this Agreement shall not relieve either party of any obligations accruing prior to such termination or expiration, including the obligation of LICENSEE to pay accrued royalties through the effective date of Termination, and Termination or expiration of this Agreement shall not affect those provisions of this Agreement which by their nature are intended to survive termination of this Agreement, such as Article IV (Royalty Payment and Reports), Article IX (Confidentiality) and Article XII (Indemnification). On Termination should LICENSOR not tender payment to LICENSEE of its cost of all finished Licensed Products within twenty business days following notification by LICENSEE to LICENSOR of LICENSEE’S cost of finished Licensed Products on hand on termination, then LICENSEE shall be permitted for a period of six months to sell such inventory (and complete production to finished goods inventory as needed to fulfill existing orders for Licensed Products as of the date of Termination of this Agreement), and to the extent of any sales of any such finished Products, LICENSEE shall remit to LICENSOR the applicable royalties thereon, as if this Agreement was in full force and effect as of the date of making such sales.

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XV. Patent Marking

15.1 LICENSEE shall mark Licensed Products with sufficient patent markings to preserve all rights and remedies that are available under law. Upon LICENSEE’s written request, LICENSOR shall furnish a list of those patent marking(s) that will discharge LICENSEE’s obligation under this Paragraph. It shall be LICENSEE’s responsibility to ensure compliance with applicable law.

XVI. Miscellaneous.

16.1 This Agreement shall be governed by the laws of the State of Pennsylvania, United States of America, without giving effect to the conflict of laws principles thereof.

16.2  This Agreement, including the Appendices attached hereto, contains the entire understanding of the Parties with respect to the subject matter herein contained and supersedes all previous written or verbal agreements relating to this subject matter between the Parties. The Parties may, from time to time during the continuance of the Agreement, modify any of the provisions of the Agreement, but only by an instrument in writing duly agreed to and executed by authorized representatives of the Parties.

16.3 Neither LICENSOR nor LICENSEE shall be liable to the other for any failure to comply with any terms of the Agreement to the extent any such failure is caused directly or indirectly by fire, strike, union disturbance, injunction or other labor problems, war (whether or not declared), riots, insurrection, government restrictions or other government acts, or other causes beyond the control of or without fault on the part of either LICENSOR or LICENSEE. However, LICENSEE shall continue to be obligated to pay LICENSOR when due any and all amounts which it shall have duly become obligated to pay in accordance with the terms of this Agreement. Upon the occurrence of any event of the type referred to in this Section, the Party affected thereby shall give prompt notice thereof to the other Party, together with a description of such event and the duration for which such Party expects its ability to comply with the provisions of this Agreement to be affected thereby. The Party affected shall thereafter devote its best efforts to remedy to the extent possible the condition giving rise to such event and to resume performance of its obligations hereunder as promptly as possible.

16.4 The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary and appropriate in order to effectuate the licenses contemplated by this Agreement.

16.5 The headings, section captions or titles of Articles, Sections or Paragraphs appearing in this Agreement are provided for convenience and are not to be used in construing this Agreement.

16.6 LICENSEE shall use its Best Efforts to promote, market and distribute Licensed Products in the Territory.

16.7 In the event either Party shall at any time waive any of its rights under this Agreement, or the waiver by either Party of any breach of any provision hereof by the other Party, or the performance by the other Party of any of its obligations hereunder shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the same rights or obligations or a waiver of any other rights or obligations or the provision itself.

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16.8 Any notice required or permitted to be given hereunder shall be in the English language and transmitted via the following: facsimile (with confirmation copy mailed afterwards), express delivery (e.g., Federal Express), registered mail, or delivered by hand. Any such notice shall be deemed to have been delivered on the date of its receipt as evidenced by written and dated acknowledgement of receipt of delivery by the receiving Party. All such notices shall be sent to the respective Parties at the following addresses:

To LICENSOR:

Cappellos, Inc

10102 Valley Forge Circle

King of Prussia, PA 19404

Attention: John V. Cappello

To LICENSEE:

To Company at:	Emergent Health Corp. (It’s headquarters)

16.9 The illegality or partial illegality of any or all of this Agreement, or any provision thereof, will not affect the validity of the remainder of the Agreement, or any such provision thereof, and the illegality or partial illegality of the Agreement or provision thereof will not affect the validity of the Agreement or provision thereof in any jurisdiction in which such determination of illegality or partial illegality has not been made. In the event of invalidity or partial invalidity of this Agreement or a provision thereof, the Parties shall conduct good faith negotiations directed toward mutually agreeable modifications which come as close as legally acceptable to the original intent of the Parties at the Effective Date.

16.10 The appendices attached to this Agreement, each when executed and/or delivered, are incorporated by reference into and made a part of this Agreement.

16.11 This Agreement does not constitute LICENSEE as the agent or legal representative of LICENSOR, or LICENSOR as the agent or legal representative of LICENSEE for any purpose whatsoever. LICENSEE is not granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of LICENSOR or to bind LICENSOR in any manner or thing whatsoever, nor is LICENSOR granted any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of LICENSEE or to bind LICENSEE in any manner or thing whatsoever. No joint venture or partnership between LICENSEE and LICENSOR is intended or shall be inferred.

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16.12 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

16.13 In evaluating and entering into this Agreement, neither LICENSOR nor LICENSEE relied and are not relying on any representations, warranties or other statements, whether oral or written, of the other, except those representations and warranties specifically set forth in this Agreement.

16.14 The form of this Agreement has been negotiated by or on behalf of LICENSEE and LICENSOR, each of which was represented by attorneys who have carefully negotiated the provisions hereof. Each party acknowledges that it has been advised to, and has had the opportunity to consult with its personal attorney prior to entering into this Agreement.

This Agreement is hereby executed by the Parties by their duly authorized representatives.

AGREED TO AND ACCEPTED:

LICENSOR		LICENSEE

CAPELLOS, INC.		EMERGENT HEALTH CORPORATION

By:	/s/ John V. Cappello	By:	/s/ John V. Cappello
John V. Cappello

Title:	President	Title:	President

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APPENDIX 1

Type	Title	App. No.	Filing Date	Pat. No.	Issue Date	Status
Provisional	Dietary Supplements Including Glucan and Fulvic Acid	61/798,283	3/15/2013			Pending
Utility - Non-Provisional	Dietary Supplements Including Ellagitannins and Ellagic Acid	13/757,744	2/2/2013			Pending
Utility - Non-Provisional	Anti-Aging Formulations	13/723,503	12/21/2012			Pending
Utility - Non-Provisional	Anti-Aging Formulations	13/357,280	1/24/2012			Pending
Utility - Non-Provisional	Compositions for Producing Satiety	12/710,161	2/22/2010			Pending
Utility - Non-Provisional	Formulations for Promoting Stem Cell Nutrition	13/425,563	3/21/2012	8,334,131	12/18/2012	Issued
Utility - Non-Provisional	Topical and Transdermal Treatments Using Urea Formulation	12/290,744	11/3/2008	7,803,357	9/28/2010	Issued
Utility - Non-Provisional	Blue-Green Algae Composition	11/788,693	4/19/2007	7,473,427	1/6/2009	Issued
Utility - Non-Provisional	Topical and Transdermal Treatments Using Urea Formulation	11/590,037	10/30/2006	7,445,783	11/4/2008	Issued

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APPENDIX 2

Licensed Products include those proprietary products and formulations which are listed below under their current commercial names and/or trademarks for identification purposes only:

JDI Multi™

Vita-Stim™

NeuStem™

ResoluCan™

Neuvitale™

Hungarest®

Infinity Anti-Aging™

Infinity Plus Anti-Aging™

Miracle Serum™

EmergentO2 Water Oxygenator™

Cardio Forte™

VERAL – The Manly Aid

Cancx®

Nutracide®

Licensed Products further include any products obtained from LICENSOR’s proprietary sources.

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EXHIBIT B

LICENSE AGREEMENT ASSIGNMENT LETTER

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Cappellos, Inc.

10102 B Valley Forge Circle

King of Prussia, PA 19406

Office: 484-518-9000 Cell: 484-919-3472 Fax: 484-392-7054

October 10, 2014

Castle Holding Corp.

Attention George Hebert, President

18 East Sunrise Drive

Suite 311

Freeport, NY 11520

Dear George,

This is to confirm that after December 31, 2014 the Cappellos, Inc. License Agreement that licenses Intellectual Properties and products to Emergent Health Corp. will be assigned to either Castle Holding Corp. or a subsidiary thereof.

We trust this documentation will be sufficient to provide for the issuance of the 2,000,000 shares of Castle Holding Corp. at the closing of the transaction as reported on June 12, 2014 in an 8 K filed by Castle Holding Corp. with the SEC via EDGAR filing.

Sincerely,

John V. Cappello, D.O., M.B.A.

President

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EXHIBIT C

MAJORITY SHAREHOLDER AND DIRECTOR RESOLUTION

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CERTIFIED RESOLUTIONS

OF THE

BOARD OF DIRECTORS

OF

CASTLE HOLDING CORP.

THE UNDERSIGNED, Michael T. Studer, being the duly elected and acting Secretary of Castle Holding Corp., a Nevada corporation (the “Corporation”), does hereby certify that on October 7, 2014, unanimous action was taken by the Board of Directors in lieu of a special meeting of the Board of Directors, and that the following resolutions were unanimously adopted and remain in full force and effect as of the date of this certificate.

IT IS THEREFORE RESOLVED that the Corporation approves execution of the Stock Purchase Agreement between Castle Holding Corp., the Sellers, and the Purchasers (John Cappello and Cappello's Inc.)

FURTHER RESOLVED that the president and treasurer, George R. Hebert and Michael T. Studer, respectively, are hereby authorized and directed to execute any documents on behalf of the Corporation in connection with this transaction.

IN WITNESS THEREOF, the undersigned has executed this certificate this 7th day of October 2014.

CASTLE HOLDING CORP.

By:	/s/ Michael T. Studer
Michael T. Studer
Secretary and Director

Also present:

/s/ George R. Hebert

George R. Hebert, President and Director

/s/ Teresa M. Hebert

Teresa M. Hebert, Director

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